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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                Radiologix, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                                                 75-2648089
(State of incorporation                                       (I.R.S. Employer
     or organization)                                        Identification No.)


3600 Chase Tower, 2200 Ross Avenue, Dallas, Texas                   75201
    (Address of principal executive offices)                      (Zip Code)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this Form relates:_________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                    Name of each exchange on which
         to be so registered                    each class is to be registered
         -------------------                    ------------------------------

Common Stock, par value $0.0001 per share         American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:  None.

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK

         The holders of Common Stock, par value $0.0001 per share ("Common Stock"), of Radiologix, Inc. (the "Company") are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

         Subject to the rights of any then outstanding shares of preferred stock, the holders of Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon any liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

ITEM 2. EXHIBITS.

      Not Applicable.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     RADIOLOGIX, INC.


                                     By:     /s/ MARK L. WAGAR
                                            ------------------------------------
                                     Name:  Mark L. Wagar
                                            ------------------------------------
                                     Title: Chairman and Chief Executive Officer
                                            ------------------------------------
                                     Date:  5/9/00
                                            ------------------------------------